Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces First Quarter 2011 Financial Results

•	Q1 FY 2011 Net Revenues: $24.6 million

•	Q1 FY 2011 GAAP Gross Margin: 43.4 percent

•	Q1 FY 2011 GAAP Net Income: $4.2 million; $0.13 per share (diluted)

FREMONT, Calif., May 3, 2011 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Results
Revenue for the first quarter of 2011 was $24.6 million, down 8.6 percent from $26.9 million in the fourth quarter of 2010, and up 31.8 percent from $18.6 million in the first quarter of 2010.

Total gallium arsenide (GaAs) substrate revenue was $15.9 million for the first quarter of 2011, compared with $18.7 million in the fourth quarter of 2010, and $13.4 million in the first quarter of 2010. Indium phosphide (InP) substrate revenue was $1.3 million for the first quarter of 2011, compared with $1.1 million in the fourth quarter of 2010, and $875,000 in the first quarter of 2010. Germanium (Ge) substrate revenue was $3.0 million for the first quarter of 2011 compared with $3.4 million in the fourth quarter of 2010 and $1.6 million in the first quarter of 2010. Raw materials sales were $4.4 million for the first quarter of 2011, compared with $3.5 million in the fourth quarter of 2010 and $2.7 million in the first quarter of 2010.

Gross margin was 43.4 percent of revenue for the first quarter of 2011. By comparison, gross margin in the fourth quarter of 2010 was 39.8 percent of revenue. Gross margin was 36.1 percent of revenue for the first quarter of 2010.

Operating expenses were $4.2 million in the first quarter of 2011, compared with $5.1 million in the fourth quarter of 2010. Operating expenses in the first quarter of 2010 were $3.9 million.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces First Quarter 2011 Results
May 3, 2011

Income from operations for the first quarter of 2011 was $6.5 million compared with income from operations of $5.6 million in the fourth quarter of 2010, and income from operations of $2.9 million in the first quarter of 2010.

Net interest and other expense for the first quarter of 2011 was $276,000, which included an unrealized foreign exchange loss of $196,000. This compares with net interest and other income of $422,000 in the fourth quarter of 2010, which included an unrealized foreign exchange gain of $242,000, and net interest and other income of $94,000 in the first quarter of 2010, which included an unrealized foreign exchange loss of $80,000.

Net income in the first quarter of 2011 was $4.2 million or $0.13 per diluted share compared with net income of $4.9 million or $0.15 per diluted share in the fourth quarter of 2010, and with a net income of $2.6 million or $0.08 per diluted share in the first quarter of 2010.

Management Qualitative Comments
“Our first quarter revenue results reflected the seasonality that we had guided for. However, optimal revenue mix and our successful raw material purchasing strategy allowed us to achieve our highest gross margin performance in many years,” said Morris Young, chief executive officer.  “As we move into Q2, we are very pleased to see solid demand for our semi-insulating and semi-conducting gallium arsenide substrates from our traditional markets and we are making good progress on our plans to further penetrate strategically important markets for our products.  Our unique business model continues to provide us with exciting growth opportunities, positioning us well for continued expansion in 2011”.

Outlook for Second Quarter, Ending June 30, 2011
AXT estimates revenue for the second quarter for 2011 will be between $26.5 million and $27.5 million. The company estimates that net income per share will be between $0.13 and $0.16, which takes into account our weighted average share count of approximately 33.4 million shares.

Conference Call
The company will host a conference call to discuss these results on May 3, 2011 at 1:30 p.m. PDT. The conference call can be accessed at (719) 457-2639 (passcode 5695812). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 5695812) until May 10, 2011. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces First Quarter 2011 Results
May 3, 2011

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the second quarter of 2011, the current and long-term growth and trends in the demand for our products, our progress in our strategic plans, and the positioning of the company. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenue	$24,566	$18,641
Cost of revenue	13,906	11,909
Gross profit	10,660	6,732

Operating expenses:
Selling, general and administrative	3,690	3,419
Research and development	505	451
Restructuring charge	-	-
Total operating expenses	4,195	3,870
Income from operations	6,465	2,862
Interest income, net	87	15
Other income (loss), net	(363)	79

Income before provision for income taxes	6,189	2,956
Provision for income taxes	902	246
Net income	5,287	2,710

Less: Net income attributable to noncontrolling interest	(1,079)	(130)
Net income attributable to AXT, Inc.	$4,208	$2,580

Net income attributable to AXT, Inc. per common share:
Basic	$0.13	$0.08
Diluted	$0.13	$0.08

Weighted average number of common shares outstanding:
Basic	31,718	30,743
Diluted	33,199	31,792

	- more -

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2011	2010
Assets:
Current assets
Cash and cash equivalents	$23,273	$23,724
Short-term investments	15,181	17,251
Accounts receivable, net	19,154	23,076
Inventories, net	39,747	35,986
Prepaid expenses and other current assets	7,009	4,090
Total current assets	104,364	104,127

Property, plant and equipment, net	26,173	24,240
Other assets	11,950	11,884

Total assets	$142,487	$140,251

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,076	$7,094
Accrued liabilities	7,116	7,745
Total current liabilities	13,192	14,839

Other long-term liabilities	5,165	5,608
Total liabilities	18,357	20,447

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	190,617	190,053
Accumulated deficit	(78,269)	(82,477)
Other comprehensive income	4,720	4,652
Total AXT, Inc. stockholders' equity	120,600	115,760

Noncontrolling interest	3,530	4,044
Total stockholders' equity	124,130	119,804

Total liabilities and stockholders' equity	$142,487	$140,251